Exhibit 9(a)

                       ADMINISTRATIVE SERVICES AGREEMENT

To: Working Assets Capital Management

        The Undersigned, Working Assets Common Holding (the "Fund"), requests that you, Working Assets Capital Management, the Investment Advisor to the Fund ("WACM"), assume a number of general administrative services on our behalf.

I    Description of Services. WACM agrees to provide the Fund with the following facilities and services:

      1 Receipt of calls from existing shareholders in a timely manner.

      2 Maintenance of a toll-free number.

      3 Response to shareholder questions.

      4 Maintenance of a computer interface with the Fund transfer agent.

      5 Execution of appropriate shareholder requests.

      6 Organizational services for any new series, including, but not limited to the drafting of the prospectus, and statement of additional information, the filing of all required documents, soliciting proxies, and clerical duties associated with the filing of any such documents.

      7 Blue Sky reporting services as required for the issuer of securities in the states and territories.

        Procedures as to who shall provide certain of these services may be established from time to time by agreement between the Fund and WACM per an attached service responsibility schedule. The Fund may at times perform only a portion of these services and the Fund may choose to have these services provided by others on the Fund's behalf.

        The foregoing list of services does not list all possible administrative services that may be provided by WACM. The foregoing list may be supplemented as agreed to in writing between the Fund and WACM.

Fees and Expenses. For performance by WACM pursuant to this agreement, the Fund agrees on behalf of each of the Portfolios to pay WACM on the basis of the market price of the service.

        In addition to the fee paid pursuant to the foregoing, the Fund agrees on behalf of each of the Portfolios to reimburse WACM of out-of-pocket

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expenses, including but not limited to postage, forms, telephone, and records storage. In addition, any other expenses incurred by WACM at the request or with the consent of the Fund, will be reimbursed by the Fund on behalf of the applicable portfolio.

        The Fund agrees on behalf of each of the Portfolios to pay all fees and reimbursable expenses within five days following the mailing of the respective billing notice.

Indemnification. You (WACM) shall not be responsible for, and the Fund shall on behalf of the applicable Portfolio, indemnify and hold WACM harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

       (a) All actions of WACM or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

       (b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder.

       (c) The reliance on or use by WACM or its agents or subcontractors of information, records, documents or services which (i) are received by WACM or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar.

       (d) The reliance on, or the carrying out by WACM or its agents or subcontractors of any instructions or requests of the Fund on behalf of the applicable portfolio.

       (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of any such shares in such state.

At any time, you may consult with legal counsel with respect to any matter arising in connection with the services to be performed by WACM under this agreement, and WACM and its agent or subcontractors shall not be liable and shall be indemnified by the Fund on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. WACM, its agents, and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records, or documents, provided WACM or its agents or subcontractors by

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machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

In order that the indemnification provisions contained in this Article shall apply, upon the assertion of a claim for which the Fund may be required to indemnify WACM, WACM shall promptly notify the Fund of such assertion, and shall keep the fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with WACM in the defense of such claim or to defend against such claim in its own name or in the name of WACM. WACM shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify WACM except with the Fund's prior written consent.

This agreement may be terminated by either party upon one-hundred twenty (120) days written notice to the other. Should the Fund exercise its right to terminate, all out of pocket expenses associated with the movement or transfer of records and material will be borne by the Fund on behalf of the applicable Portfolio(s). Additionally, WACM reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) months' fees.

Additional Funds. In the event that the fund establishes one or more series of Shares in addition to Working Assets Money Market Portfolio, Citizens Income Portfolio, Citizens Growth and Income, and Citizens Growth Portfolio with respect to which it desires to have WACM render services under the terms of this agreement, it shall so notify WACM in writing, and if WACM agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

Assignment of the Agreement. Unless this contract is amended as described below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

This Agreement shall inure to the benefit and bind the parties and their respective permitted successors and assigns.

Amendment. This Agreement may be amended or modified by a written agreement, executed by both parties and authorized or approved by a resolution of the Trustees of the Fund.

Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of California.

Acts of God. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

Consequential Damages. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.



                                     Aileen Hernandez
                                     -----------------------
                                     Aileen Hernandez
                                     Chair
                                     Working Assets Common Holdings


                                     Accepted:



                                     Mitchell A. Rofsky
                                     -----------------------
                                     Mitchell A. Rofsky
                                     President
                                     Working Assets Capital Management


Date: February 1, 1993

                           CITIZENS INVESTMENT TRUST
                    CITIZENS SECURITIES & CITIZENS ADVISERS
                    ADMINISTRATION AND SHAREHOLDER SERVICES
                                  FEE SCHEDULE




ADMINISTRATIVE SERVICES
Citizens Advisers, Inc. ("the Administrator") assumes a number of general administrative services for each Portfolio of Citizens Investment Trust ("the Portfolios") for which the Administrator is paid a monthly fee based on an annual rate of each Portfolio's average net assets for providing such services.

The fees are as follows:

Portfolio                                                        Fee       effective
---------                                                   ------------   ---------
Working Assets Money Market Portfolio - Retail Class        15/100 of 1%      7/1/96
Working Assets Money Market Portfolio-Institutional Class          no fee assessed
Citizens Income Portfolio                                   10/100 of 1%      7/1/95
Citizens Emerging Growth Portfolio                          10/100 of 1%      7/1/95
Citizens Global Equity Portfolio                            10/100 of 1%      7/1/95
Citizens Index Portfolio - Retail Class                     20/100 of 1%      1/25/96
Citizens Index Portfolio - Institutional Class              30/100 of 1%      7/1/96

The Administrator provides the following services to the Portfolios:
      1) Administration of certain daily fund expense accounting duties, including but not limited to payment and budgeting of operating expenses of all Portfolios, calculation of expense accruals.
      2) Administration of annual Fund audit with Fund Auditors.
      3) Supervision of printed annual and semi-annual reports.
      4) Administrative services in connection with Custody and Transfer Agents, including daily monitoring of net asset value and dividend factors, contract and fee negotiations, and quality control.
      5) Administration of Portfolios' compliance systems with Federal and State regulatory requirements.
      6) Other similar services.

In addition to the above services, the Administrator provides other day to day services. Out of pocket expenses incurred by the Administrator in relation to such services will be reimbursed to the Administrator by the Portfolios at cost. These services include:

        1) Blue Sky reporting services as required for the issuer of securities in the states and territories.
        2) Vendor relations.
        3) Special projects including but not limited to:

               a. Organization services for any new series, including, but not limited to the drafting of the prospectus, and statement of additional information, the filing of all required documents, soliciting proxies, and clerical duties associated with the filing of any such documents.
               b. Supervision of special projects including shareholder statement production, shareholder tax filings, and other printed shareholder communication.

SHAREHOLDER SERVICES
Citizens Securities assumes a number of general administrative services for the Portfolios relating primarily to shareholder communications for which the Administrator is reimbursed the cost of providing such service. Citizens Securities provides the Portfolios with the following services:

        1) Receipt of calls from existing shareholders in a timely manner.
        2) Maintenance of a toll-free number.
        3) Response to shareholder questions.
        4) Maintenance of a computer interface with the Fund transfer agent.
        5) Execution of appropriate shareholder requests.
        6) Retention, maintenance, and research of shareholder records.
        7) Facilities and equipment to perform all such duties.
        8) Other similar services.

As per Proxy, a monthly fee based on an annual rate of 45/100 of 1% of the Citizens Index Portfolio Retail Class's average net assets shall also be paid by the Fund to Citizens Advisers.



Agreed and Accepted:

CITIZENS TRUST                             CITIZENS ADVISERS, INC.

BY:  William D. Glenn II                   BY:  Sophia Collier
     ----------------------                     -------------------------
William D. Glenn II                        Sophia Collier
Chair                                      President


Dated: January 19, 1997                    Dated: January 19, 1997

                     ASSUMPTION OF ADMINISTRATIVE AGREEMENT

           THIS AGREEMENT, made this 8th day of August, 1994, between Working Assets Common Holdings, a Massachusetts business Trust (hereinafter called the "Fund"), Working Assets Capital Management, a California corporation (hereinafter called "WACM"), and Working Asset Management Company, a California corporation (hereinafter called the "Assuming Adviser").

                                  WITNESSETH:

           WHEREAS, there is now in effect an Administrative Agreement dated February 1, 1993, to be in effect through ______________, 1995, between the Fund and WACM (the "Administrative Services Agreement"), providing certain administrative services to be furnished to the Fund by WACM on certain terms and conditions and subject to certain provisions set forth therein; and

           WHEREAS, said Agreement was reapproved by the vote of the holders of a majority of the outstanding shares of the capital stock of the Fund at the Special Meeting of Stockholders held May 18, 1992, and said Agreement provides for year to year renewals by mutual consent, upon certain specified conditions, and the renewal of such Agreement has been approved by the Board of Directors of the Fund on August 8, 1994; and

           WHEREAS, the Assuming Adviser wishes to assume all of WACM's rights and obligations under said Agreement, and WACM wishes to transfer to the Assuming Adviser all such rights and obligations.

           NOW, THEREFORE, for good and valuable consideration given by Assuming Adviser, the receipt of which is hereby acknowledged by WACM, the parties agree as follows:

               1. The Administrative Services Agreement dated ____________, 1994, is hereby assumed for the remaining period of the term, beginning ____________, 1994, and ending at the close of business on _____________, 1994.

               2. In all other respects said Agreement, as now amended and in effect, is reaffirmed and shall continue in effect for the period provided by such Agreement as renewed by this Agreement.

               3. This Agreement shall be executed in several counterparts, each of which shall be original.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names by their duly authorized officers as of the day and year first above written.


Working Assets Common Holdings              Working Assets Capital Management



By   Aileen Hernandez                       By  Sophia Collier
     ------------------------                   ------------------------
     Aileen Hernandez                           Sophia Collier
     Chair of the Board                         President


Working Assets Management Company



By   Sophia Collier
     ------------------------
     Sophia Collier
     President